Exhibit 10.12
[BioTrove Logo]
BioTrove, Inc.
12 Gill Street, Suite 4000
Woburn, MA 01801-1728
tel: 781 721 3600 fax: 781 721 3601
October 9th, 2007
Mr. Jeffrey Leathe
1060 State Road
Eliot, Maine 03903
Dear Jeff,
This letter confirms the verbal offer that I presented to you on October 4th to join BioTrove as Senior Vice President and its Chief Financial Officer reporting directly to me. You will be responsible for all Company financial matters and are expected to build the financial team in support of a planned public offering anticipated during 2008. The base salary for this position will be $275,000 per year and is paid bimonthly. You will be eligible to participate in BioTrove’s bonus program at the current maximum participation level of 30% This program is structured around the Company’s MBO objectives and your contribution to the Company’s overall performance. A common stock equity option award of 205,567 shares that equates to 1% of the fully diluted shares of the Company will be granted to you upon your acceptance of this offer. This grant will have a special provision wherein 25% of the grant will vest upon BioTrove’s successful public offering. The remaining options will vest over a 4 year interval as follows: On the first anniversary on your hiring, 25% of the non vested original grant will vest. At that time one half of your original grant will be vested assuming an IPO occurred within this one year interval. Vesting of the remaining options will then occur monthly over the remaining three year grant period.
Consistent with the direction of BioTrove’s Compensation Committee, you will have a non-cause severance that offers full base salary continuation of up to 12 months. This severance has the important feature of immediate vesting of all non vested shares you hold at the time of termination. This feature includes a change of control provision that will survive the contemplated IPO. All ‘C’ level officers will share this severance plan which we are targeting to put into place during October. This plan is designed to provide appropriate incentive for the Leadership Team in the event that an M&A event is elected as the best path forward for BioTrove. You will be eligible for BioTrove’s generous benefit plan including life, health, dental and disability insurance. This plan additionally includes a 401K plan with partial Company matching. Susan Melillo Human Resources Manager (781-721-3614) can brief you on the details.
The above cited compensation has been reviewed and approved by the Compensation Committee Chaired by Mr. Joshua Phillips. You have also been verbally approved by BioTrove’s Audit Committee chaired by Mr. Edward Erickson. If you accept this offer, BioTrove’s full board must then approve your election as an officer of the Corporation.

Please note that our board has been thoroughly briefed on your candidacy and you have either personally met or had phone contact with all but Dr. Brenan and Dr. Critchfield. Both individuals have been briefed by me. Once elected as an officer, you will be covered by BioTrove’s D&O insurance.
BioTrove is poised for great accomplishments and requires your financial leadership to realize its future plans. We have assembled a world-class management team that I believe you will find highly rewarding to work with. I am please to be able to offer you this crucial position and look forward to working with you to build our Company.
This offer will expire on October 23, 2007.
Sincerely yours,
Albert A. Luderer, PhD
President, CEO and Director
BioTrove Incorporated
12 Gill Street, Suite 4000
Woburn, MA 01801